Term Sheet No. K42 To the Product Supplement No. AK-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 April 7, 2009

Financial Products	$ Buffered Accelerated Return Equity Securities due April 15, 2014 Linked to the Dow Jones-AIG Commodity IndexSM

General

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The securities are designed for investors who seek a return linked to the appreciation of the Dow Jones-AIG Commodity IndexSM. Investors should be willing to forgo interest payments and, if the Underlying declines by more than 20%, be willing to lose up to 80% of their investment.

•	Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing April 15, 2014†.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities are expected to price on or about April 9, 2009 (the “Trade Date”) and are expected to settle on or about April 15, 2009. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse, acting through its Nassau Branch (Standard & Poor’s A+, Moody’s Aa1)††
Underlying:	The Dow Jones-AIG Commodity IndexSM (the “Underlying”). For more information on the Underlying, see “The Dow Jones-AIG Commodity IndexSM” herein.
Upside Participation Rate:	At least 100.50% (to be determined on the Trade Date).
Redemption Amount:
You will receive a Redemption Amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth below.

Underlying Return:	•	If the Final Level is greater than or equal to the Initial Level, the Underlying Return will be calculated as follows:
		Upside Participation Rate x	Final Level – Initial Level Initial Level
	•	If the Final Level is less than the Initial Level by not more than 20%, the Underlying Return will equal zero and the Redemption Amount will equal the principal amount of the securities.
	•	If the Final Level is less than the Initial Level by more than 20%, the Underlying Return will be calculated as follows:
		Final Level – Initial Level Initial Level	+ 20%

If the Final Level is less than the Initial Level by more than 20%, the Underlying Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose up to $800 per $1,000 principal amount.

Buffer Amount:	20%
Initial Level:	The closing level of the Underlying on the Trade Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date†:	April 10, 2014
Maturity Date†:	April 15, 2014
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EGY4

†  Subject to postponement in the event of a Market Disruption Event as described in this term sheet under “Market Disruption Events.”

††  A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to securities issued by Credit Suisse does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 3 of this term sheet and “Risk Factors” beginning on page PS-2 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the term sheet, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer
Per security	$1,000.00	$30.00	$970.00
Total	$	$	$

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction. In addition, the securities are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program.

Credit Suisse

April 7, 2009

Additional Terms Specific to the Securities

You should read this term sheet together with the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. AK-I dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003143/a2191796z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The table below illustrates the hypothetical Redemption Amounts at maturity for a $1,000 security for a hypothetical range of performance of the Underlying from +100% to −100% (the actual Underlying levels will be determined on the Trade Date and the Valuation Date). The hypothetical Redemption Amounts set forth below assume an Initial Level of 110 and an Upside Participation Rate of 100.50%. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Percentage Change in Underlying Level	Underlying Return	Redemption Amount
220.00	100.00%	100.500%	$2,005.00
192.50	75.00%	75.375%	$1,753.75
165.00	50.00%	50.250%	$1,502.50
154.00	40.00%	40.200%	$1,402.00
143.00	30.00%	30.150%	$1,301.50
132.00	20.00%	20.100%	$1,201.00
126.50	15.00%	15.075%	$1,150.75
121.00	10.00%	10.050%	$1,100.50
118.25	7.50%	7.538%	$1,075.38
115.50	5.00%	5.025%	$1,050.25
112.75	2.50%	2.513%	$1,025.13
111.10	1.00%	1.005%	$1,010.05
110.00	0.00%	0.00%	$1,000.00
104.50	−5.00%	0.00%	$1,000.00
99.00	−10.00%	0.00%	$1,000.00
93.50	−15.00%	0.00%	$1,000.00
88.00	−20.00%	0.00%	$1,000.00
77.00	−30.00%	-10.00%	$900.00
66.00	−40.00%	-20.00%	$800.00
55.00	−50.00%	-30.00%	$700.00
44.00	−60.00%	-40.00%	$600.00
33.00	−70.00%	-50.00%	$500.00
22.00	−80.00%	-60.00%	$400.00
11.00	−90.00%	-70.00%	$300.00
0.00	−100.00%	-80.00%	$200.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The Final Level is 126.50, an increase of 15% from the Initial Level. The determination of the Redemption Amount when the Final Level is greater than the Initial Level is as follows:

Underlying Return = 100.50% × [126.50 – 110)/110] = 15.075%
Redemption Amount = Principal × (1 + Underlying Return)
Redemption Amount = $1,000 × 1.15075
Redemption Amount = $1,150.75

In this example, at maturity you will receive a Redemption Amount equal to $1,150.75 per $1,000 principal amount of securities based on a return linked to the appreciation in the level of the Underlying.

Example 2: The Final Level is 110, equal to the Initial Level. Because the Final Level is equal to the Initial Level, at maturity you will receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 3: The Final Level is 104.50, a decrease of 5% from the Initial Level. Because the Final Level is less than the Initial Level by not more than 20%, at maturity you will receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 4: The Final Level is 77, a decrease of 30% from the Initial Level. The determination of the Redemption Amount when the Final Level is less than the Initial Level by more than 20% is as follows:

Underlying Return = [(77 – 110)/110] + 20% = −10%
Redemption Amount = Principal × (1 + Underlying Return)
Redemption Amount = $1,000 × 0.90
Redemption Amount = $900

In this example, at maturity you will receive a Redemption Amount equal to $900 per $1,000 principal amount of securities because the Final Level is less than the Initial Level by more than the Buffer Amount and you will participate in any depreciation in the level of the Underlying beyond the Buffer Amount.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your principal amount in excess of $200 per $1,000 principal amount. You could lose up to $800 per $1,000 principal amount of securities. If the Final Level is less than the Initial Level by more than 20%, you will lose 1% of your principal for each 1% decline in the Final Level as compared to the Initial Level beyond the Buffer Amount of 20%. Any payment at maturity is subject to our ability to satisfy our obligations as they become due.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Underlying, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. In addition, any decline in our credit ratings or any increase in our credit spreads is likely to adversely affect the market value of the securities prior to maturity.

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THE SECURITIES ARE NOT REGULATED BY THE COMMODITY FUTURES TRADING COMMISSION – The proceeds to be received by us from the sale of the securities will not be used to purchase or sell any commodities futures contracts or options on futures contracts for your benefit. An investment in the securities thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (i.e., the securities will not constitute a direct or indirect investment by you in the futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the “CFTC.” We are not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non−U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the securities will not be interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non−U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

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TRADING AND OTHER TRANSACTIONS BY AIG FINANCIAL PRODUCTS CORP (“AIG-FP”), AIG INTERNATIONAL INC. (“AIGI”) AND DOW JONES & COMPANY, INC. (“DOW JONES”) IN THE FUTURES CONTRACTS COMPRISING THE UNDERLYING AND IN THE INDEX COMMODITIES MAY AFFECT THE VALUE OF THE UNDERLYING, AND THERE MAY BE CONFLICTS OF INTEREST BETWEEN YOU AND AIG-FP, AIGI AND DOW JONES – The Underlying is comprised of futures contracts on nineteen Index Commodities as described below under the heading “The Dow Jones-AIG Commodity IndexSM.”  AIG-FP, AIGI and their affiliates actively trade futures contracts and options on futures contracts on the Index Commodities.  AIG-FP, AIGI and their affiliates also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments which are linked to the performance of commodities or are linked to the performance of the Underlying. Certain affiliates of AIG-FP and AIGI may underwrite or issue other securities or financial instruments indexed to the Underlying and related indices, and Dow Jones, AIG-FP, AIGI and certain of their affiliates may license the Underlying for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the value of the Underlying. For instance, a market maker in a financial instrument linked to the performance of the Underlying may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the components comprising the Underlying in order to hedge the market maker’s position in the financial instrument may affect the market price of the futures contracts included in the Underlying, which in turn may affect the value of the Underlying. With respect to any of the activities described above, none of AIG-FP, AIGI, Dow Jones or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the securities into consideration at any time.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN INDEX COMMODITIES, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON INDEX COMMODITIES OR THE UNDERLYING MAY IMPAIR THE MARKET VALUE OF THE SECURITIES – We or our affiliates may hedge our respective obligations under the securities by acquiring or disposing of futures contracts related to the Underlying, or other derivatives or synthetic instruments related to the Underlying.  Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Commodities and the level of the Underlying and, therefore, the market value of the securities.  It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the securities declines.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY, AFFECTING THE VALUE OF YOUR SECURITIES IN UNFORESEEABLE WAYS – Trading in futures contracts on physical commodities is speculative and can be extremely volatile.  Market prices of the Index Components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction.  The current or “spot” prices of the Index Commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity.  These factors may affect the value of the Underlying and the value of your securities in varying ways, and different factors may cause the prices of the futures contracts, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. The prices of physical commodities, including the Index Commodities, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions.  Because certain of the Index Commodities may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply related events in such countries could have a disproportionate impact on the prices of such commodities and the value of your securities.

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YOU WILL NOT HAVE RIGHTS IN THE INDEX COMMODITIES OR THE INDEX COMPONENTS – Investing in the securities will not make you a holder of any of the Index Commodities or any of the Index Components.  As an owner of the securities, you will not have rights that investors in the Index Components may have.  Your securities will be paid in cash, and you will have no right to receive delivery of any of the Index Components or Index Commodities.

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WE AND OUR AFFILIATES HAVE NO AFFILIATION WITH DOW JONES, AIG-FP OR AIGI AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION, WHICH MAY CHANGE OVER TIME – We and our affiliates are not affiliated with Dow Jones, AIG-FP or AIGI (together, the “Index Sponsor”) in any way (except for licensing arrangements discussed below under the heading “The Dow Jones-AIG Commodity IndexSM”) and have no ability to control or predict the actions of the Index Sponsor, including any errors in, or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Underlying in its capacity as Index Sponsor.  The Index Sponsor is not under any obligation to continue to calculate the Underlying or required to calculate any successor index.  If the Index Sponsor discontinues or suspends the calculation of the Underlying, it may become difficult to determine the market value of the securities or the amount payable at maturity or upon redemption.  The calculation agent may designate a successor index selected in its sole discretion.  If the calculation agent determines in its sole discretion that no successor index comparable to the Underlying exists, the amount you receive at maturity or upon redemption will be determined by the calculation agent in its sole discretion.  See “Market Disruption

Events” and “Adjustments to the Calculation of the Underlying” in this term sheet. All disclosure in this term sheet regarding the Underlying, including its make-up, method of calculation and changes in its components, is derived from publicly available information. The information in “The Dow Jones-AIG Commodity IndexSM” section has been taken from (i) publicly available sources and (ii) the Dow Jones-AIG Commodity IndexSM Handbook (a document that is considered proprietary to Dow Jones, AIG-FP and AIGI and is available to those persons who enter into a license agreement available at http://www.aigfp.com/commodities). Such information reflects the policies of, and is subject to change by, Dow Jones, AIG-FP and AIGI. We have not independently verified this information. You, as an investor in the securities, should make your own investigation into the Underlying, AIG-FP, AIGI and Dow Jones. Dow Jones, AIG-FP and AIGI are not involved in the offer of the securities in any way and have no obligation to consider your interests as a holder of the securities. Reference to the above-mentioned “uniform resource locater” or “URL” is made as an inactive textual reference for informational purposes only. Information found at this web site is not incorporated by reference in, and should not be considered part of, this term sheet.

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YOU HAVE NO RECOURSE TO DOW JONES, AIG-FP OR AIGI – You will have no rights against Dow Jones, AIG-FP or AIGI as the sponsors of the Underlying. The Index Sponsor is not involved in this offering of the securities in any way and does not have any obligation of any sort with respect to your securities.  The Index Sponsor does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of your securities.  For a more detailed disclaimer by Dow Jones, AIG-FP and AIGI, see “The Dow Jones-AIG Commodity IndexSM —License Agreement.”

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SUSPENSIONS OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY MARKETS AND RELATED FUTURES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices may have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the Underlying and, therefore, the value of the securities.

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INDEX CALCULATION DISRUPTION EVENTS MAY REQUIRE AN ADJUSTMENT TO THE CALCULATION OF THE UNDERLYING – At any time during the term of the securities, the daily calculation of the Underlying may be adjusted in the event that AIG-FP determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Underlying on that day; the settlement price of any futures contract used in the calculation of the Underlying reflects the maximum permitted price change from the previous day’s settlement price; the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Underlying or, with respect to any futures contract used in the calculation of the Underlying that trades on the London Metal Exchange (the “LME”), a business day on which the LME is not open for trading.  Any such index calculation disruption events may have an adverse impact on the value of the Underlying or the manner in which it is calculated.

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A DESIGNATED CONTRACT MAY BE REPLACED IF THE EXISTING FUTURES CONTRACT IS TERMINATED OR REPLACED – A futures contract known as a “Designated Contract” has been selected as the reference contract for each underlying physical commodity included in the Underlying.  See “The Dow Jones-AIG Commodity IndexSM — Designated Contracts for each Index Commodity.”  Data concerning each Designated Contract will be used to calculate the Underlying.  The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced by an exchange, a comparable futures contract would be selected by the Dow Jones-AIG Commodity IndexSM Supervisory and Advisory Committees (prior to January 2007, the Oversight Committee), if available, to replace that Designated Contract.  The termination or replacement of any Designated Contract may have an adverse impact on the value of the Underlying.

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HIGHER FUTURE PRICES OF COMMODITIES INCLUDED IN THE UNDERLYING RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE REDEMPTION PRICE – As the contracts that comprise the Underlying come to expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This is accomplished by selling the October contract and purchasing the November contract.  This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the Underlying have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the Underlying, such as gold, have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Underlying and, accordingly, decrease the redemption amount.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	NO INTEREST PAYMENTS – As a holder of the securities, you will not receive interest payments with respect to the exchange traded futures contracts that comprise the Underlying.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the level of the Underlying on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlying;

o	the time to maturity of the securities;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the commodities comprising the Underlying or commodity markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The Dow Jones-AIG Commodity IndexSM

We have derived all information regarding the Dow Jones-AIG Commodity Index contained in this term sheet from (i) publicly available sources and (ii) the Dow Jones-AIG Commodity IndexSM Handbook (a document that is considered proprietary to Dow Jones, AIG-FP and AIGI and is available to those persons who enter into a license agreement available at http://www.aigfp.com/commodities). Such information reflects the policies of, and is subject to change by, Dow Jones, AIG-FP and AIGI.  We have not independently verified this information. You, as an investor in the securities, should make your own investigation into the Underlying, AIG-FP, AIGI and Dow Jones.  Dow Jones, AIG-FP and AIGI are not involved in the offer of the securities in any way and have no obligation to consider your interests as a holder of the securities.  Reference to the above-mentioned “uniform resource locater” or “URL” is made as an inactive textual reference for informational purposes only.  Information found at the web site referenced above is not incorporated by reference in, and should not be considered part of, this term sheet.

The Dow Jones-AIG Commodity Index is a proprietary index that was created by Dow Jones and AIGI to provide a liquid and diversified benchmark for commodities. The Dow Jones-AIG Commodity Index was established on July 14, 1998 and is currently comprised of futures contracts (each, an “Index Component”) on nineteen physical commodities. A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The nineteen commodities for 2009 that comprise the Dow Jones-AIG Commodity Index (the “Index Commodities”) are: aluminum; coffee; copper; corn; cotton; crude oil; gold; heating oil; lean hogs; live cattle; natural gas; nickel; silver; soybeans; soybean oil; sugar; unleaded gasoline; wheat; and zinc. Futures contracts on the Dow Jones-AIG Commodity Index are currently listed for trading on the Chicago Board of Trade (the “CBOT”). The Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metal Exchange (the “LME”).

The Dow Jones-AIG Commodity Index tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. An investor with a rolling futures position is able to avoid delivering underlying physical commodities while maintaining exposure to those commodities. The rollover for each Index Component occurs over a period of five DJ-AIG Business Days each month according to a pre-determined schedule.

The methodology for determining the composition and weighting of the Dow Jones-AIG Commodity Index and for calculating its level is subject to modification by Dow Jones and AIG-FP, successor in interest to AIGI, at any time. Currently, Dow Jones disseminates the Dow Jones-AIG Commodity Index level at approximately 15 second intervals from 8:00 a.m. to 3:00 p.m., New York time, and publishes a daily settlement price for the Dow Jones-AIG Commodity Index at approximately 5:00 p.m., New York time, on each DJ-AIG Business Day on Bloomberg page DJAIG.

A “DJ-AIG Business Day” means a day on which the sum of the Commodity Index Percentages (as described below under “—Annual Reweighting and Rebalancing of the Dow Jones-AIG Commodity Index”) for the Index Commodities that are open for trading is greater than 50%.

The Dow Jones-AIG Commodity Index was created using the following four main principles:

Economic Significance: To achieve a fair representation of a diversified group of commodities to the world economy, the Dow Jones-AIG Commodity Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The Dow Jones-AIG Commodity Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Dow Jones-AIG Commodity Index also relies on production data as a useful measure of the importance of a commodity to the world economy.

Diversification: In order to avoid the Dow Jones-AIG Commodity Index being subjected to micro-economic shocks in one commodity or sector, diversification rules have been established and are applied annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

Continuity: The Dow Jones-AIG Commodity Index is intended to provide a stable benchmark so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the Dow Jones-AIG Commodity Index.

Liquidity: The inclusion of liquidity as a weighting factor helps to ensure that the Dow Jones-AIG Commodity Index can accommodate substantial investment flows.

Index Supervisory and Advisory Committees

All final decisions relating to the Dow Jones-AIG Commodity Index are made by a supervisory committee (the “Supervisory Committee”) with the advice and recommendations of an advisory committee (the “Advisory Committee”). The Supervisory Committee is comprised of three members, two of whom are appointed by AIG-FP and one of whom is appointed by Dow Jones. The Advisory Committee consists of six to twelve members drawn from the financial and academic communities. Both the Supervisory and Advisory Committees meet annually in June or July to consider any changes to be made to the Dow Jones-AIG Commodity Index for the coming year. These committees may also meet at such other times as may be necessary for purposes of their respective responsibilities in connection with the oversight of the Dow Jones-AIG Commodity Index.

Designated Contracts for each Index Commodity

A futures contract known as a Designated Contract is selected by AIG-FP for each of the 23 commodities eligible for inclusion in the Dow Jones-AIG Commodity Index. With the exception of several LME contracts, where AIG-FP believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, AIG-FP will choose the futures contract that is traded in North America and denominated in U.S. dollars. If more than one such contract exists, AIG-FP will select the most actively traded contract. This process is reviewed by the Supervisory and Advisory Committees (prior to January 2007, by the Oversight Committee). Data concerning this Designated Contract will be used to calculate the Dow Jones-AIG Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract. The Designated Contracts for the 19 commodities currently included in the Dow Jones-AIG Commodity Index are as follows:

Commodity Price Quote	Current Weighting of Designated Contract(1)	Exchange
Natural Gas $/mmbtu	7.86%	NYMEX
Light, Sweet Crude Oil $/barrel	14.81%	NYMEX
RBOB Gasoline cents/gallon	4.84%	NYMEX
Heating Oil cents/gallon	3.30%	NYMEX
Live Cattle cents/pound	4.19%	CME
Lean Hogs cents/pound	2.81%	CME
Wheat cents/bushel	4.28%	CBOT
Corn cents/bushel	5.71%	CBOT
Soybeans cents/bushel	7.51%	CBOT
Soybean Oil cents/pound	2.75%	CBOT
High Grade Primary Aluminum $/metric ton	6.23%	LME

High Grade Copper(2) cents/pound	9.16%	NYMEX
Special High Grade Zinc $/metric ton	3.29%	LME
Primary Nickel $/metric ton	2.37%	LME
Gold $/troy oz.	8.88%	NYMEX
Silver cents/troy oz.	3.47%	NYMEX
World Sugar No. 11 cents/pound	3.25%	NYBOT
Cotton cents/pound	2.18%	NYBOT
Coffee “C” cents/pound	3.10%	NYBOT

(1)
The column in the above table titled “Current Designated Contract Weighting” reflects the approximate weightings as of March 31, 2009 of the nineteen commodities currently included in the Dow Jones-AIG Commodity Index.

(2)
The Dow Jones-AIG Commodity Index uses the high grade copper contract traded on the COMEX Division of the NYMEX for Copper contract prices and LME volume data in determining the weighting for the Dow Jones-AIG Commodity Index.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Dow Jones-AIG Commodity Index are assigned to “Commodity Groups.”  The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Index Weighting by Commodity Group as of March 31, 2009

Energy	30.81%
Industrious Metals	21.05%
Grains	20.25%
Precious Metals	12.35%
Livestock	7.00%
Softs	8.53%

Commodity Group:	Commodities:	Commodity Group:	Commodities:
Energy	Crude Oil Heating Oil Natural Gas Unleaded Gasoline	Livestock	Lean Hogs Live Cattle
Industrial Metals	Aluminum Copper Nickel Zinc	Precious Metals	Gold Silver
Grains	Corn Soybeans Wheat Soybean Oil	Softs	Coffee Cotton Sugar

Annual Reweighting and Rebalancing of the Dow Jones-AIG Commodity Index

The Dow Jones-AIG Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Dow Jones-AIG Commodity Index are determined each year in June or July by the Supervisory Committee in consultation with the Advisory Committee. The annual weightings are announced in July and implemented the following January. The composition of the Dow Jones-AIG Commodity Index for 2009 was approved by the Supervisory Committee following consultation with the Advisory Committee at a meeting held in August 2008.

The relative weightings of the component commodities included in the Dow Jones-AIG Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in two-thirds and one-third shares, respectively. Each June, for each commodity designated for potential inclusion in the Dow Jones-AIG Commodity Index, liquidity is measured by the commodity liquidity percentage (the “CLP”) and production by the commodity production percentage (the “CPP”). The CLP for each commodity is determined by taking a five-year average of the product of the trading volume and the historic value of the Designated Contract for that commodity, and dividing the result by the sum of the products for all commodities which were designated for potential inclusion in the Dow Jones-AIG Commodity Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic value of the Designated Contract, and dividing the result by the sum of the production figures for all the commodities which were designated for potential inclusion in the Dow Jones-AIG Commodity Index. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (the “CIP”) for each commodity. The CIP is then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the Dow Jones-AIG Commodity Index and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates the Dow Jones-AIG Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Dow Jones-AIG Commodity Index as of January of the applicable year:

•	No related group of commodities designated as a Commodity Group (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Dow Jones-AIG Commodity Index;

•	No single commodity may constitute more than 15% of the Dow Jones-AIG Commodity Index;

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Dow Jones-AIG Commodity Index; and

•	No single commodity may constitute less than 2% of the Dow Jones-AIG Commodity Index.

Following the annual reweighting and rebalancing of the Dow Jones-AIG Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Following application of the diversification rules discussed above, the CIPs are incorporated into the Dow Jones-AIG Commodity Index by calculating the new unit weights for each Index Commodity. Near the beginning of each new calendar year, the CIPs, along with the settlement prices on that date for the Index Components, are used to determine the commodity index multiplier (the “CIM”) for each Index Commodity. The CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs. The CIM for each of the Index Commodities included in the Dow Jones-AIG Commodity Index for 2009 are as follows:

The Dow Jones-AIG Commodity Index Commodity	2009 Commodity Index Multiplier (“CIM”)
Natural Gas	52.957386400
Crude Oil	7.592336320
Unleaded Gasoline (RBOB)	86.611391080
Heating Oil	61.493914290
Live Cattle	130.707755740

Lean Hogs	98.757229960
Wheat	20.461483020
Corn	35.938858790
Soybeans	20.082708710
Soybean Oil	208.464754610
Aluminum	0.115420380
Copper	126.467801040
Zinc	0.063917040
Nickel	0.006139090
Gold	0.244395540
Silver	6.811632160
Sugar	653.655142790
Cotton	119.454917530
Coffee	68.100845940

Computation of the Dow Jones-AIG Commodity Index

The Dow Jones-AIG Commodity Index is calculated by Dow Jones, in conjunction with AIG-FP by applying the impact of the changes to the prices of the Index Components (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Dow Jones-AIG Commodity Index is a mathematical process whereby the CIMs for the Index Components are multiplied by the prices for the Index Components. These products are then summed. The percentage change in this sum is then applied to the prior level of the Dow Jones-AIG Commodity Index to calculate the current level of the Dow Jones-AIG Commodity Index level.

License Agreement

“Dow JonesSM,” “AIG®” and “Dow Jones-AIG Commodity IndexSM” are registered trademarks or service marks of Dow Jones & Company, Inc. and American International Group, Inc. (“American International Group”), as the case may be, and have been licensed for use for certain purposes by us. The securities are not sponsored, endorsed, sold or promoted by Dow Jones, AIG-FP, AIGI, American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIGI, American International Group or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such products.

We and Dow Jones and AIG-FP have entered into a non-exclusive license agreement providing for the license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the Dow Jones-AIG Commodity Index, which is published by Dow Jones, AIG-FP and AIGI, in connection with certain products, including the securities.

The license agreement between Dow Jones, AIG-FP and us provides that the following language must be set forth in this term sheet: The securities are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates. None of Dow Jones, American International Group, AIG-FP or any of their affiliates makes any representation or warranty, express or  implied, to the owners of or counterparts to the securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the securities particularly. The only relationship of Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates to us is the licensing of certain trademarks, trade names and service marks and of the Dow Jones-AIG Commodity IndexSM, which are determined, composed and calculated by Dow Jones in conjunction with AIG-FP without regard to Credit Suisse or the securities. Dow Jones and AIG-FP have no obligation to take our needs or the needs of the owners of the securities into consideration in determining, composing or calculating the Dow Jones-AIG Commodity IndexSM. None of Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. None of Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates shall have any obligation or liability, including without limitation to securities customers, in connection with the administration, marketing or trading of the securities. Notwithstanding the foregoing, AIG-FP, American International Group and their respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by us, but which may be similar to and competitive with the securities. In addition, American International Group, AIG-FP and their respective subsidiaries or affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-AIG Commodity IndexSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-AIG Commodity IndexSM and the securities.

This term sheet relates only to the securities and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-AIG Commodity IndexSM components. Purchasers of the securities should not conclude that the inclusion of a futures contract in the Dow Jones-AIG Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates.

The information in the term sheet regarding the exchange-traded futures contracts on physical commodities which comprise the Dow Jones-AIG Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates has made any due diligence inquiries with respect to the exchange-traded futures contracts which comprise the Dow Jones-AIG Commodity IndexSM in connection with the securities. None of Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the exchange-traded futures contracts which comprise the Dow Jones-AIG Commodity IndexSM, including without limitation a description of factors that affect the prices of such exchange-traded futures contracts, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CREDIT SUISSE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-AIG COMMODITY INDEX(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIG-FP AND CREDIT SUISSE, OTHER THAN AMERICAN INTERNATIONAL GROUP AND ITS AFFILIATES.

Market Disruption Events

A “Market Disruption Event” is the occurrence on any date or any number of consecutive dates of any one or more of the following circumstances:  (a) a termination or suspension of, or a material limitation or disruption for at least two hours in trading in one or more Index Components that prevents the relevant exchange on which such Index Component is traded from establishing an official settlement price for such contract as of the regularly scheduled time; (b) the settlement price for any Index Components is a “limit price,” which means that the settlement price for such contract for a day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable exchange rules; (c) failure by the applicable exchange or other price source to announce or publish the settlement price for any Index Components; and (d) failure of the Index Sponsor to publish the value of the Underlying, subject to certain adjustments below.

If the calculation agent determines that a Market Disruption Event exists with respect to an Index Component on the Valuation Date, then the calculation agent will determine a Special Ending Price and use this Special Ending Price when calculating the Final Level of the Underlying. A Special Ending Price will be determined in the following manner: the official settlement price for any Index Component that experienced a Market Disruption Event on the Valuation Date will be the official settlement price for the first subsequent underlying business day upon which no Market Disruption Event occurs, and for any Index Component that does not experience a Market Disruption Event on the Valuation Date, the official settlement price for such Index Component as published by the relevant exchange on the Valuation Date, in each case, will be incorporated into the Special Ending Price. If the calculation agent determines that a Market Disruption Event exists with respect to an Index Component on each of the five underlying business days immediately following the Valuation Date, (a) the fifth succeeding underlying business day after the original Valuation Date will be deemed to be the Valuation Date for such Index Component, notwithstanding the Market Disruption Event, and (b) the calculation agent will determine the settlement price for such Index Component on that deemed Valuation Date using its good faith estimate of the settlement price for such Index Component that would have prevailed on the applicable exchange but for the suspension or limitation, as of the valuation time on the deemed Valuation Date.  As a result of the foregoing, a Special Ending Price may differ substantially from the level of the Underlying that would have been obtained in the absence of a Market Disruption Event.

If the calculation agent determines that a Market Disruption Event exists in respect to the Underlying (but not in respect of any Index Component) on the Valuation Date, then the calculation agent will determine the level of the Underlying using the official settlement prices on the Valuation Date on the relevant exchanges of each Index Component included in the Underlying as of the valuation time on the Valuation Date.

In the event that a Market Disruption Event exists with respect to an Index Component on the Valuation Date, the Maturity Date of the securities will be the third business day following the day as of which the Final Level has been calculated.  No interest or other payment will be payable because of any such postponement of the Maturity Date.

Adjustments to the Calculation of the Underlying

If the Underlying is not calculated by Dow Jones and AIG-FP and announced by Dow Jones but (a) is calculated and announced by a successor or successors acceptable to the calculation agent or (b) replaced by a successor index using, in the determination of the calculation agent, the same or a substantially similar formula for and method of calculation as used in the calculation of the Underlying, then the Underlying will be deemed to be the index so calculated and announced by such successor sponsor or sponsors or such successor index, as the case may be.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, which will provide notice of the selection of the successor index to the registered holders of the securities in the manner set forth below.

If (x) on or prior to the Valuation Date, Dow Jones and AIG-FP make, in the determination of the calculation agent, a material change in the formula for or the method of calculating the Underlying or in any other way materially modify the Underlying or (y) on the Valuation Date, Dow Jones and AIG-FP (or a successor sponsor or sponsors) fail to calculate and announce the Underlying and there is no comparable index available, then the calculation agent will calculate the Redemption Amount using, in lieu of a published level for the Underlying, the level for the Underlying as at the valuation time on the Valuation Date as determined by the calculation agent in accordance with the formula for and method of calculating the Underlying last in effect prior to that change or failure, but using only those commodity futures contracts that comprised the Underlying immediately prior to that change or failure.  Notice of adjustment of the Underlying will be provided by the trustee in the manner set forth below.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the securities, absent manifest error.

Commodity Futures Markets

Futures contracts on physical commodities and commodity indices are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities and commodity indices are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Underlying are exchange-traded futures contracts.  An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price.  A futures contract on an index of commodities provides for the payment and receipt of cash based on the level of the index at settlement or liquidation of the contract.  A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract.  Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.”  This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the value of the contract.  This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts.  The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates.  These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market.”

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States.  At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.  Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant,” which is a member of the clearing house.  The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease.  As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling.”  For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures.  This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Historical Information

The following graph sets forth the historical performance of the Dow Jones-AIG Commodity IndexSM based on the closing levels of the Underlying from January 1, 2004 through April 3, 2009. The closing level of the Underlying on April 3, 2009 was 113.675. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any trading day during the term of the securities, including on the Valuation Date. We cannot give you assurance that the performance of the Underlying will result in any return of your investment beyond the Buffer Amount.

For further information on the Dow Jones-AIG Commodity IndexSM, see “The Dow Jones-AIG Commodity IndexSM” described herein.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Underlying that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute “contingent payment debt instruments” that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption, or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss.

It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked to market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax adviser regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (a) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (b) whether income and gain on such an instrument should be ordinary or capital, and (c) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Possible Legislation on Prepaid Derivative Contracts

On December 19, 2007, Representative Richard Neal introduced a tax bill (the “Bill”) that was referred to the House Ways and Means Committee of the previous Congress and would apply to “prepaid derivative contracts” acquired after the date of enactment of the Bill.  No further action was taken on the Bill and it has not been reintroduced in the current Congress.  The Bill, if reintroduced with the same language, would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder, and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly U.S. federal short-term rate determined under Code section 1274(d).  A holder’s tax basis in such contract would be increased by the amount so included.  Any gain (either at maturity or upon sale) with respect to the contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year.  Any loss would be treated as ordinary loss to the extent of prior interest accruals.

While the Bill, if reintroduced with the same language and enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax adviser regarding the Bill and any future tax legislation that may apply to your securities.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to Credit Suisse Securities (USA) LLC.

The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price set forth on the cover page of this term sheet and will receive underwriting discounts and commissions which will not exceed $30 per $1,000 principal amount of securities. Credit Suisse Securities (USA) LLC may allow the same discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

For further information, please refer to “Underwriting” in the accompanying product supplement.

Credit Suisse